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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549





                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                              (Amendment No.    )


                   GRAND PRIX ASSOCIATION OF LONG BEACH, INC.
                                (Name of Issuer)



                           COMMON STOCK, NO PAR VALUE
                         (Title of Class of Securities)

                                   386176101
                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7)

The information required on the remainder of this cover page shall not be deemed to be "filed" for purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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  CUSIP NO. 386176101                   13G                PAGE 2 OF 5 PAGES
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      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Christopher R. Pook

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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

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      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States Citizen

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                          SOLE VOTING POWER
                     5
     NUMBER OF            414,869

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          65,805 (shares owned by wife)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             414,869

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          65,805 (shares owned by wife)
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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      480,674

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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10


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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      12.8%

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      TYPE OF REPORTING PERSON
12
      IN

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  CUSIP NO. 386176101                   13G                PAGE 3 OF 5 PAGES
-----------------------                                  ---------------------

ITEM 1.

     (a)  NAME OF ISSUER:

     GRAND PRIX ASSOCIATION OF LONG BEACH, INC.

     (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

     3000 PACIFIC AVENUE, LONG BEACH, CA 90806.

ITEM 2.

     (a)  NAME OF PERSON FILING:  Christopher R. Pook

     (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

          3000 Pacific Avenue, Long Beach, CA 90806

     (c)  CITIZENSHIP:

          United States Citizen

     (d)  TITLE OF CLASS OF SECURITIES:

          Common Stock, No Par Value

     (e)  CUSIP NUMBER:

          386176101

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13(d)-2(b), CHECK WHETHER THE PERSON FILING IS A:

     Not Applicable

ITEM 4. OWNERSHIP. The percent of the class owned, as of December 31 of the year covered by this statement (1996) exceeds five percent and the following information is provided as of that date including shares which there is a right to acquire.

  (a) AMOUNT BENEFICIALLY OWNED: 480,674 (Includes 310,207 shares owned by Christopher R. Pook, 65,805 owned by Ellen Pook, Mr. Pook's wife, and 104,662 in options exercisable within the next sixty days).
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  CUSIP NO. 386176101                   13G                PAGE 4 OF 5 PAGES
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     (b) PERCENT OF CLASS:  12.83%

     (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

         (i)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE: 414,869
         (ii)  SHARED POWER TO VOTE OR DIRECT THE VOTE: 65,805
         (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF: 414,869
         (iv)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF: 65,805


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].

ITEM 6.  Not Applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not Applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     Not Applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

     Not Applicable.

ITEM 10.  CERTIFICATION.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.
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  CUSIP NO. 386176101                   13G                PAGE 5 OF 5 PAGES
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                                   SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 1997

                                                 /s/ Christopher R. Pook
                                              ------------------------------
                                                   Christopher R. Pook